Exhibit 4.5(a)

AMENDMENT TO
SEABULK INTERNATIONAL, INC.
AMENDED AND RESTATED
EQUITY OWNERSHIP PLAN

     WHEREAS, SEABULK INTERNATIONAL, INC., formerly known as HVIDE MARINE INCORPORATED (the “Company”), has heretofore adopted the HVIDE MARINE INCORPORATED AMENDED AND RESTATED EQUITY OWNERSHIP PLAN (the “Plan”); and

     WHEREAS, the Company desires to amend the Plan in certain respects; and

     WHEREAS, the Compensation Committee of the Board of Directors of the Company has authorized this amendment on April 18, 2005.

     NOW, THEREFORE, the Plan shall be amended as follows, effective as of April 18, 2005:

I. Section 3.1(d) of the Plan shall be deleted and replaced with the following:

     “(d) The Committee may provide in any Stock Agreement a vesting schedule. The vesting schedule shall specify when such Awards shall become Vested and thus exercisable. Notwithstanding any vesting schedule which may be specified in a Stock Agreement, in the event the Participant terminates within 2 years following a Change in Control, such Participant’s Awards granted under the Plan shall become 100% Vested and exercisable.”

II. As amended hereby, the Plan is specifically ratified and reaffirmed.